Exhibit 99
NextEra Energy Partners, LP
Media Line: 561-694-4442
July 23, 2021

FOR IMMEDIATE RELEASE

NextEra Energy Partners, LP reports second-quarter 2021 financial results
•Grows distributions approximately 15% year-over-year
•Announces agreement to acquire an approximately 590-megawatt net interest in portfolio of wind and solar projects from NextEra Energy Resources
•Completes multiple financings during the second quarter to fund recently announced acquisitions and further enhance its financing flexibility
•Remains well-positioned to achieve its best-in-class long-term distribution growth objectives

JUNO BEACH, Fla. - NextEra Energy Partners, LP (NYSE: NEP) today reported second-quarter 2021 net loss attributable to NextEra Energy Partners of $74 million. NextEra Energy Partners also reported second-quarter 2021 adjusted EBITDA of $350 million and cash available for distribution (CAFD) of $151 million. NextEra Energy Partners delivered second-quarter financial results in line with management's expectations after accounting for below-average wind and solar resource.

NextEra Energy Partners' management uses adjusted EBITDA and CAFD, which are non-GAAP financial measures, internally for financial planning, analysis of performance and reporting of results to the board of directors. NextEra Energy Partners also uses these measures when communicating its financial results and earnings outlook to analysts and investors. The attachments to this news release include a reconciliation of historical adjusted EBITDA and CAFD to net income, which is the most directly comparable GAAP measure.

"NextEra Energy Partners has had a great first half of the year, with adjusted EBITDA and CAFD increasing by 9% and 11%, respectively, versus 2020," said Jim Robo, chairman and chief executive officer. "Strong operational and financial performance during the first half of 2021 highlights that NextEra Energy Partners remains well-positioned to deliver on its outstanding growth objectives. Today, we are announcing the acquisition of an approximately 590-megawatt net interest in a portfolio of geographically diverse wind and solar projects from NextEra Energy Resources and view this attractive acquisition as another step in our plan to expand and diversify the partnership's portfolio. We also completed a number of financings during the quarter, which will further enhance NextEra Energy Partners' financing flexibility and provide low-cost funding for our recently announced 2021 acquisitions. With continued access to low-cost capital and accretive acquisition opportunities, NextEra Energy Partners is as well-positioned as ever to grow limited partner distributions per unit by 12% to 15% through 2024. We continue to believe NextEra Energy Partners offers a compelling investor value proposition and look forward to delivering on that potential over the coming years."

Portfolio acquisition and financing details
NextEra Energy Partners today announced it has entered into a definitive agreement to acquire an approximately 590-megawatt (MW) net interest in a geographically diverse portfolio of long-term contracted wind and solar projects from NextEra Energy Resources, LLC for $563 million, subject to closing adjustments. NextEra Energy Partners' share of the entities' debt and tax equity financings is estimated to be approximately $270 million at the time of closing. NextEra Energy Partners expects to fund the transaction purchase price with its existing liquidity of more than $2.2 billion, including funds raised in its second-quarter financing activities and existing partnership debt capacity.

The portfolio consists of approximately 830 MW of renewables, of which NextEra Energy Partners will be acquiring a 590-MW net interest. NextEra Energy Partners' interest in the portfolio will consist of approximately 510 MW of universal-scale wind and solar projects and approximately 80 MW of distributed solar projects, which is NextEra Energy Partners' first acquisition of distributed generation assets. The portfolio to be acquired by NextEra Energy Partners has a CAFD-weighted average contract life of approximately 17 years and a counterparty credit rating of Baa1 at Moody's Investors Service and BBB+ at S&P.

The acquisition is expected to contribute adjusted EBITDA of approximately $90 million to $100 million and CAFD of approximately $41 million to $49 million, each on a five-year average annual run-rate basis, beginning Dec. 31, 2021. The transaction is expected to close prior to year-end and to be immediately accretive to limited partner distributions.

Executes financing transactions to support growth
NextEra Energy Partners completed multiple financings during the second quarter to secure funding for its recently announced 2021 acquisitions and further enhance its financing flexibility. In June, NextEra Energy Partners raised approximately $500 million in new, 0% coupon convertible notes and concurrently entered into a capped call structure that is expected to result in NextEra Energy Partners retaining the upside from up to 50% appreciation in its unit price over the next 3 years. NextEra Energy Partners also drew the remaining funds from its 2020 convertible equity portfolio financing, which was upsized by approximately $150 million during the quarter, evidencing continued investor demand for exposure to the high-quality, long-term contracted renewables projects in the underlying portfolio of assets established last year.

The partnership also has successfully completed the sale of approximately 700,000 NextEra Energy Partners common units year-to-date through its recently expired at-the-market, or ATM, program, raising roughly $50 million in proceeds. Going forward, NextEra Energy Partners will continue to flexibly seek opportunities to use the ATM program, depending on market conditions and other considerations, and in the near term intends to renew the program for up to $300 million in issuances over the next three years to permit additional financing flexibility.

Quarterly distribution declaration
The board of directors of NextEra Energy Partners declared a quarterly distribution of $0.6625 per common unit (corresponding to an annualized rate of $2.65 per common unit) to the unitholders of NextEra Energy Partners. With the declaration, the distribution has grown approximately 15% on an annualized basis versus the second quarter of 2020. The distribution will be payable on Aug. 13, 2021, to unitholders of record as of Aug. 5, 2021.

Outlook
NextEra Energy Partners continues to expect a Dec. 31, 2021, run rate for adjusted EBITDA in the upper end of its previously announced range of $1.44 billion to $1.62 billion and CAFD in the upper end of its previously announced range of $600 million to $680 million, reflecting calendar year 2022 expectations for the portfolio at year-end 2021.

From a base of its fourth-quarter 2020 distribution per common unit at an annualized rate of $2.46 per common unit, NextEra Energy Partners continues to expect 12% to 15% per year growth in limited partner distributions as being a reasonable range of expectations through at least 2024. NextEra Energy Partners expects the annualized rate of the fourth-quarter 2021 distribution, which is payable in February 2022, to be in a range of $2.76 to $2.83 per common unit.

These expectations are subject to the usual caveats and include the impact of incentive distribution rights fees, as these fees are treated as an operating expense.

Adjusted EBITDA, CAFD, limited partner distribution and other expectations assume, among other things, normal weather and operating conditions; public policy support for wind and solar development and construction; market demand and transmission expansion support for wind and solar development; market demand for pipeline capacity; and access to capital at reasonable cost and terms. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results. Adjusted EBITDA and CAFD do not represent substitutes for net income, as prepared in accordance with GAAP. The adjusted EBITDA and CAFD run-rate expectations have not been reconciled to GAAP net income because NextEra Energy Partners' GAAP net income includes unrealized mark-to-market gains and losses related to derivative transactions, which cannot be determined at this time.

As previously announced, NextEra Energy Partners' second-quarter 2021 conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be second-quarter 2021 financial results for NextEra Energy, Inc. (NYSE: NEE). The listen-only webcast will be available on the website of NextEra Energy Partners by accessing the following link: www.NextEraEnergyPartners.com/FinancialResults. The news release and the slides accompanying the presentation may be downloaded at www.NextEraEnergyPartners.com/FinancialResults, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy Partners, LP
NextEra Energy Partners, LP (NYSE: NEP) is a growth-oriented limited partnership formed by NextEra Energy, Inc. (NYSE: NEE). NextEra Energy Partners acquires, manages and owns contracted clean energy projects with stable, long-term cash flows. Headquartered in Juno Beach, Florida, NextEra Energy Partners owns interests in geographically diverse wind and solar projects in the U.S. as well as natural gas infrastructure assets in Texas and Pennsylvania. For more information about NextEra Energy Partners, please visit: www.NextEraEnergyPartners.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy Partners, LP (together with its subsidiaries, NEP) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NEP’s control. Forward-looking statements in this news release include, among others, statements concerning adjusted EBITDA, cash available for distributions (CAFD) and unit distribution expectations, as well as statements concerning NEP's future operating performance and financing needs. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NEP and its business and financial condition are subject to risks and uncertainties that could cause NEP’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties could require NEP to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: NEP's ability to make cash distributions to its unitholders is affected by wind and solar conditions at its renewable energy projects; Operation and maintenance of renewable energy projects and pipelines involve significant risks that could result in unplanned power outages, reduced output or capacity, personal injury or loss of life; NEP's business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather; NEP depends on certain of the renewable energy projects and pipelines in its portfolio for a substantial portion of its anticipated cash flows; NEP is pursuing the repowering of wind projects and the expansion of natural gas pipelines that will require up-front capital expenditures and expose NEP to project development risks; Terrorist acts, cyberattacks or other similar events could impact NEP's projects, pipelines or surrounding areas and adversely affect its business; The ability of NEP to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NEP's insurance coverage does not provide protection against all significant losses; NEP relies on interconnection, transmission and other pipeline facilities of third parties to deliver energy from its renewable energy projects and to transport natural gas to and from its pipelines. If these facilities become unavailable, NEP's projects and pipelines may not be able to operate or deliver energy or may become partially or fully unavailable to transport natural gas; NEP's business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations, compliance with which may require significant capital expenditures, increase NEP’s cost of operations and affect or limit its business plans; NEP's renewable energy projects or pipelines may be adversely affected by legislative changes or a failure to comply with applicable energy and pipeline regulations; Petroleos Mexicanos (Pemex) may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and the Texas pipeline entities' ability to sue or recover from Pemex for breach of contract may be limited and may be exacerbated if there is a deterioration in the economic relationship between the U.S. and Mexico; NEP does not own all of the land on which the projects in its portfolio are located and its use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or land rights holders that have rights that are superior to NEP's rights or the U.S. Bureau of Land Management suspends its federal rights-of-way grants; NEP is subject to risks associated with litigation or administrative proceedings that could materially impact its operations, including, but not limited to, proceedings related to projects it acquires in the future; NEP's cross-border operations require NEP to comply with anti-corruption laws and regulations of the U.S. government and Mexico; NEP is subject to risks associated with its ownership interests in projects or pipelines that are under construction, which could result in its inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected; NEP relies on a limited number of customers and is exposed to the risk that they may be unwilling or unable to fulfill their contractual obligations to NEP or that they otherwise terminate their agreements with NEP; NEP may not be able to extend, renew or replace expiring or terminated power purchase agreements (PPA), natural gas transportation agreements or other customer contracts at favorable rates or on a long-term basis; If the energy production by or availability of NEP's renewable energy projects is less than expected, they may not be able to satisfy minimum production or availability obligations under their PPAs; NEP's growth strategy depends on locating and acquiring interests in additional projects consistent with its business strategy at favorable prices; Reductions in demand for natural gas in the United States or Mexico and low market prices of natural gas could materially adversely affect NEP's pipeline operations and cash flows; Government laws, regulations and policies providing incentives and subsidies for clean energy could be changed, reduced or eliminated at any time and such changes may negatively impact NEP's growth strategy; NEP's growth strategy depends on the acquisition of projects developed by NextEra Energy, Inc. (NEE) and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements; Acquisitions of existing clean energy projects involve numerous risks; NEP may continue to acquire other sources of clean energy and may expand to include other types of assets. Any further acquisition of non-renewable energy projects may present unforeseen challenges and result in a competitive disadvantage relative to NEP's more-established competitors; NEP faces substantial competition primarily from regulated utilities, developers, independent power producers, pension funds and private equity funds for opportunities in North America; The natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect NEP's business; NEP may not be able to access sources of capital on commercially reasonable terms, which would have a material adverse effect on its ability to consummate future acquisitions and pursue other growth opportunities; Restrictions in NEP and its subsidiaries' financing agreements could adversely affect NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders; NEP's cash distributions to its unitholders may be reduced as a result of restrictions on NEP's subsidiaries’ cash distributions to NEP under the terms of their indebtedness or other financing agreements; NEP's subsidiaries’ substantial amount of indebtedness may adversely affect NEP's ability to operate its business, and its failure to comply with the terms of its subsidiaries' indebtedness could have a material adverse effect on NEP's financial condition; NEP is exposed to risks inherent in its use of interest rate swaps; NEE has influence over NEP; Under the cash sweep and credit support agreement, NEP receives credit support from NEE and its affiliates. NEP's subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and NEP will be required in certain circumstances to reimburse NEE for draws that are made on credit support; NextEra Energy Resources, LLC (NEER) or one of its affiliates is permitted to borrow funds received by NEP's subsidiaries and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NextEra Energy Operating Partners, LP (NEP OpCo). NEP's financial condition and ability to make distributions to its unitholders, as well as its ability to grow distributions in the future, is highly dependent on NEER’s performance of its obligations to return all or a portion of these funds; NEER's right of first refusal may adversely affect NEP's ability to consummate future sales or to obtain favorable sale terms; NextEra Energy Partners GP, Inc. (NEP GP) and its affiliates may have conflicts of interest with NEP and have limited duties to NEP and its unitholders; NEP GP and its affiliates and the directors and officers of NEP are not restricted in their ability to compete with NEP, whose business is subject to certain restrictions; NEP may only terminate the Management Services Agreement among, NEP, NextEra Energy Management Partners, LP (NEE Management), NEP OpCo and NextEra Energy Operating Partners GP, LLC (NEP OpCo GP) under certain limited circumstances; If the agreements with NEE Management or NEER are terminated, NEP may be unable to contract with a substitute service provider on similar terms; NEP's arrangements with NEE limit NEE’s potential liability, and NEP has agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account; NEP's ability to make distributions to its unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners; If NEP incurs material tax liabilities, NEP's distributions to its unitholders may be reduced, without any corresponding reduction in the amount of the IDR fee; Holders of NEP’s units may be subject to voting restrictions; NEP’s partnership agreement replaces the fiduciary duties that NEP GP and NEP’s directors and officers might have to holders of its common units with contractual standards governing their duties and the NYSE does not require a publicly traded limited partnership like NEP to comply with certain of its corporate governance requirements; NEP’s partnership agreement restricts the remedies available to holders of NEP's common units for actions taken by NEP’s directors or NEP GP that might otherwise constitute breaches of fiduciary duties; Certain of NEP’s actions require the consent of NEP GP; Holders of NEP's common units currently cannot remove NEP GP without NEE’s consent and provisions in NEP's partnership agreement may discourage or delay an acquisition of NEP that NEP unitholders may consider favorable; NEE’s interest in NEP GP and the control of NEP GP may be transferred to a third party without unitholder consent; NEP may issue additional units without unitholder approval, which would dilute unitholder interests; Reimbursements and fees owed to NEP GP and its affiliates for services provided to NEP or on NEP's behalf will reduce cash distributions from NEP OpCo and from NEP to NEP's unitholders, and there are no limits on the amount that NEP OpCo may be required to pay; Increases in interest rates could adversely impact the price of NEP's common units, NEP's ability to issue equity or incur debt for acquisitions or other purposes and NEP's ability to make cash distributions to its unitholders; The liability of holders of NEP's units, which represent limited partnership interests in NEP, may not be limited if a court finds that unitholder action constitutes control of NEP's business; Unitholders may have liability to repay distributions that were wrongfully distributed to them; The issuance of securities convertible into, or settleable with, common units may affect the market price for NEP's common units, will dilute common unitholders’ ownership in NEP and may decrease the amount of cash available for distribution for each common unit; NEP's future tax liability may be greater than expected if NEP does not generate net operating losses (NOLs) sufficient to offset taxable income or if tax authorities challenge certain of NEP's tax positions; NEP's ability to use NOLs to offset future income may be limited; NEP will not have complete control over NEP's tax decisions; Distributions to unitholders may be taxable as dividends; and, The coronavirus pandemic may have a material adverse impact on NEP’s business, financial condition, liquidity, results of operations and ability to make cash distributions to its unitholders. NEP discusses these and other risks and uncertainties in its annual report on Form 10-K for the year ended December 31, 2020 and other Securities and Exchange Commission (SEC) filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NEP undertakes no obligation to update any forward-looking statements.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(millions, except per unit amounts)
(unaudited)
PRELIMINARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
OPERATING REVENUES
Renewable energy sales	$194	$203	$349	$360
Texas pipelines service revenues	59	50	150	105
Total operating revenues	253	253	499	465
OPERATING EXPENSES
Operations and maintenance	101	89	192	180
Depreciation and amortization	69	66	136	133
Taxes other than income taxes and other	13	9	24	14
Total operating expenses – net	183	164	352	327
OPERATING INCOME	70	89	147	138
OTHER INCOME (DEDUCTIONS)
Interest expense	(336)	16	169	(823)
Equity in earnings of equity method investees	42	29	84	46
Equity in earnings (losses) of non-economic ownership interests	—	5	14	(18)
Other – net	—	1	3	2
Total other income (deductions) – net	(294)	51	270	(793)
INCOME (LOSS) BEFORE INCOME TAXES	(224)	140	417	(655)
INCOME TAX EXPENSE (BENEFIT)	(22)	13	48	(62)
NET INCOME (LOSS)	(202)	127	369	(593)
NET INCOME ATTRIBUTABLE TO PREFERRED DISTRIBUTIONS	—	(2)	—	(4)
NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	128	(78)	(241)	421
NET INCOME (LOSS) ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$(74)	$47	$128	$(176)

Earnings (loss) per common unit attributable to NextEra Energy Partners, LP – basic	$(0.96)	$0.71	$1.68	$(2.68)
Earnings (loss) per common unit attributable to NextEra Energy Partners, LP – assuming dilution(a)	$(0.96)	$0.69	$1.68	$(2.68)
Weighted-average number of common units outstanding – basic	76.3	65.5	76.1	65.5
Weighted-average number of common units outstanding – assuming dilution	76.3	75.8	76.1	65.5
__________________________
(a)    Adjusted for impact of dilutive securities.

NEXTERA ENERGY PARTNERS, LP
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution (CAFD)
(millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(202)	$127	$369	$(593)
Add back:
Depreciation and amortization	69	66	136	133
Interest expense	336	(16)	(169)	823
Income taxes	(22)	13	48	(62)
Tax credits	134	126	266	246
Amortization of intangible assets – PPAs	26	26	51	51
Noncontrolling interests in Silver State and NET Mexico	(16)	(15)	(26)	(24)
Equity in losses (earnings) of non-economic ownership interests	—	(5)	(14)	18
Depreciation and interest expense included within equity in earnings of equity method investees	16	24	33	48
Other	9	3	10	3
Adjusted EBITDA	$350	$349	$704	$643
Tax credits	(134)	(126)	(266)	(246)
Other – net	(3)	(1)	(14)	(1)
Cash available for distribution before debt service payments	$213	$222	$424	$396
Cash interest paid	(25)	(33)	(68)	(95)
Debt repayment principal(a)	(37)	(23)	(21)	1
Cash available for distribution	$151	$166	$335	$302
__________________________
(a)    Includes normal principal payments, including distributions/contributions to/from tax equity investors and payments to convertible equity portfolio investors.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(unaudited)
PRELIMINARY

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$113	$108
Accounts receivable	98	83
Other receivables	102	155
Due from related parties	1,116	28
Inventory	28	24
Other	12	16
Total current assets	1,469	414
Other assets:
Property, plant and equipment – net	7,027	7,163
Intangible assets – PPAs – net	1,515	1,572
Intangible assets – customer relationships – net	602	610
Goodwill	609	609
Investments in equity method investees	1,839	1,814
Deferred income taxes	221	249
Other	279	131
Total other assets	12,092	12,148
TOTAL ASSETS	$13,561	$12,562
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$87	$143
Due to related parties	61	66
Current portion of long-term debt	13	12
Accrued interest	26	25
Derivatives	22	20
Accrued property taxes	18	22
Other	44	62
Total current liabilities	271	350
Other liabilities and deferred credits:
Long-term debt	3,961	3,376
Asset retirement obligation	142	144
Derivatives	541	782
Due to related parties	34	33
Other	157	170
Total other liabilities and deferred credits	4,835	4,505
TOTAL LIABILITIES	5,106	4,855
COMMITMENTS AND CONTINGENCIES
EQUITY
Common units (76.6 and 75.9 units issued and outstanding, respectively)	2,363	2,362
Accumulated other comprehensive loss	(8)	(8)
Noncontrolling interests	6,100	5,353
TOTAL EQUITY	8,455	7,707
TOTAL LIABILITIES AND EQUITY	$13,561	$12,562

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)
(unaudited)
PRELIMINARY

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$369	$(593)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	136	133
Intangible amortization – PPAs	52	51
Change in value of derivative contracts	(239)	736
Deferred income taxes	47	(62)
Equity in earnings of equity method investees, net of distributions received	—	3
Equity in losses (earnings) of non-economic ownership interests	(14)	18
Other – net	9	10
Changes in operating assets and liabilities:
Current assets	(32)	(22)
Noncurrent assets	(10)	1
Current liabilities	(10)	(15)
Noncurrent liabilities	—	(1)
Net cash provided by operating activities	308	259
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and other investments	(64)	(121)
Payments to related parties under CSCS agreement – net	(1,085)	(46)
Distributions from equity method investee	1	8
Other	24	10
Net cash used in investing activities	(1,124)	(149)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common units – net	50	2
Issuances of long-term debt	615	61
Retirements of long-term debt	(95)	(15)
Debt issuance costs	(3)	(1)
Capped call transaction	(31)	—
Partner contributions	—	6
Partner distributions	(243)	(201)
Preferred unit distributions	—	(4)
Proceeds on sale of differential membership interests	48	—
Proceeds from differential membership investors	41	47
Payments to differential membership investors	(18)	(15)
Proceeds on sale of Class B noncontrolling interests - net	493	—
Payments to Class B noncontrolling interest investors	(35)	(21)
Change in amounts due to related parties	(1)	(1)
Other	(1)	—
Net cash provided by (used in) financing activities	820	(142)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4	(32)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – BEGINNING OF PERIOD	112	132
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – END OF PERIOD	$116	$100